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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) November 20, 1998
                                                       -----------------

                           D.I.Y. Home Warehouse, Inc.
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             (Exact name of registrant as specified in charter)


       Ohio                    0-21768                   38-2560752
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(State or other              (Commission              (I.R.S. Employer
jurisdiction of              File Number)                 I.D. No.)
Incorporation)

                   5811 Canal Road, Valley View, Ohio   44125
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             (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code   216 328-5100
                                                     ------------

                                Not Applicable
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        (Former name or former address, if changed since last report.)


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ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

On November 20, 1998, the Company announced it will close its Bedford, Ohio and Canton, Ohio store locations. These operations represent approximately 10% and 8% of the Company's total assets and revenues, respectively. The net proceeds from the sale of the assets at these stores will be used to further strengthen the Company's balance sheet by reducing the outstanding borrowings on the Company's Revolving Credit Agreement.


ITEM 5 - OTHER EVENTS

On November 11, 1998, the Company received an unsolicited offer from a brokerage firm on behalf of an existing shareholder to sell 357,800 shares of the Company's stock (the "Shares") at $9/16 ($0.563). At that time, due to the timing of the proposed transaction, the Company was unable to approve the purchase of such shares and the shares were acquired by Mr. Fred A. Erb, Chairman of the Board of Directors of the Company. On November 23, 1998, the Company accepted Mr. Erb's offer to sell the Shares to the Company at the price per share which Mr. Erb paid for them. The Company's decision to purchase the Shares was based on the Company's conclusion that the purchase would enhance shareholder value. The Company's lender approved the purchase of the Shares. The Company also announced that it has no present intention to acquire additional shares of its stock.

The Company's common stock does not satisfy the Nasdaq National Market Maintenance Standards. Effective December 3, 1998, the Company's common stock will be delisted and traded on the OTC Bulletin Board.


ITEM 7 - EXHIBITS

                                        Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        D.I.Y. HOME WAREHOUSE, INC.
                                                 (Registrant)
DATED:  November 30, 1998
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                                        BY:   Eric I. Glassman
                                              ----------------
                                              Vice President and Chief Financial
                                              Officer





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ITEM 7

1.1      Press Release of Closing Two Stores dated November 20, 1998.

1.2      Press Release of Acquisition of Stock dated November 25, 1998.

1.3      Press Release of Nasdaq National Market Delisting dated November 27,
         1998.






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